UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant	☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

The Necessity Retail REIT, Inc.
(Name of Registrant as Specified in its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Related Fund Management, LLC
Jim Lozier
Richard O’Toole

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 22, 2023, Blackwells Capital LLC issued the following press release, a copy of which is filed as Exhibit 1.

Exhibit 1

Blackwells Capital Calls on Global Net Lease, Inc. and The Necessity Retail REIT, Inc. to Confirm Annual Meeting Dates

GNL and RTL Must Renounce Entrenchment Maneuvers That Hinder Stockholders’ Ability to Elect Unconflicted Representatives to the Boards

Frivolous Litigation and ‘Trip, Fall, Delay’ Schemes Serve an Inveterate Board Beholden to

External Manager, AR Global, at Stockholders’ Expense

Visit StopARGlobal.com to Learn How to Vote on the WHITE Universal Proxy Card Today

May 22, 2023 08:00 AM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--Blackwells Capital LLC (together with its affiliates, “Blackwells” or “we”) today responded to the decisions by the boards of directors of Global Net Lease, Inc. (NYSE: GNL) (“GNL”) and The Necessity Retail REIT, Inc. (Nasdaq: RTL) (“RTL”) to delay their respective Annual Meetings of Stockholders (together, the “Annual Meetings”), which were originally scheduled to be held on May 18, 2023. The Annual Meetings have been delayed by more than two months to “on or about July 21, 2023.” Blackwells believes the boards of directors of GNL and RTL should immediately confirm the July timing for the Annual Meetings and publicly commit to forgoing further delays.

Jason Aintabi, Chief Investment Officer of Blackwells, commented:

“GNL and RTL’s last-minute delay of their Annual Meetings is another unacceptable effort by AR Global to protect its stranglehold on the coffers of the companies. Blackwells’ campaigns at GNL and RTL seek vital change, which is reinforced with each instance of governance wrongdoings. Blackwells continues to build a strong case to terminate for cause the oppressive management agreements that, in our view, act as permission slips to promote misconduct, fiduciary negligence, intolerable conflicts of interest and a pillaging of profits that belong to stockholders – not in the pocket of an ambivalent external manager.”

Blackwells urges fellow stockholders to support our efforts to bring much-needed accountability to GNL and RTL by voting to elect Jim Lozier and Richard O'Toole to each company’s board of directors. Stockholders can vote on the WHITE Universal Proxy Card today to start to rid GNL and RTL of what we believe is stagnation, management self-enrichment and stockholder value destruction. We also encourage stockholders to join us in urging the board of directors to confirm the July timing for the Annual Meetings and that the companies will not enact any other entrenchment maneuvers.

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees and communities. Blackwells’ investments in real estate have ranged from property development and management to REITs and adjacent real estate activities, including financing, origination, and managing real estate backed securities, including direct mezzanine and equity investments. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com.

IMPORTANT ADDITIONAL INFORMATION

Blackwells Onshore I LLC (“Blackwells Onshore”), Blackwells Capital LLC (“Blackwells Capital”), Jason Aintabi (collectively, Mr. Aintabi, Blackwells Onshore and Blackwells Capital, “Blackwells”), Related Fund Management, LLC (“RFM”), Richard O’Toole and James L. Lozier (collectively, Blackwells, RFM and Messrs. O’Toole and Lozier, the “Participants”) are participants in the solicitation of proxies from the stockholders of RTL in connection with the 2023 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”). The Participants have filed with the SEC a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE Universal Proxy Card to be used in connection with any such solicitation of proxies from RTL’s stockholders for the Annual Meeting. BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF RTL TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The Proxy Statement and an accompanying WHITE Universal Proxy Card are being furnished to some or all of RTL’s stockholders and are available, along with any amendments or supplements to the Proxy Statement and other relevant documents, at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to Blackwells Onshore.

Contacts

Morrow Sodali

(800) 662-5200

blackwells@morrowsodali.com

Gagnier Communications

Dan Gagnier

(646) 569-5897

blackwells@gagnierfc.com

Longacre Square Partners

(646) 386-0091

blackwells@longacresquare.com